Exhibit 99.2

Northwest Biotherapeutics, Inc. 4800 Montgomery Lane Suite 800 Bethesda, MD 20814	t (240) 497-9024 f (240) 627-4121	www.nwbio.com NASDAQ: NWBO

NW BIO PROVIDES UPDATE ABOUT PHASE III DCVAX®-L TRIAL FOR GBM

AND “INFORMATION ARM” COMPASSIONATE USE PATIENTS

Trial Progressing On Track;

55“Information Arm” Compassionate Use Patients Showing Encouraging Survival

BETHESDA, Md., August 11, 2014 – Northwest Biotherapeutics (NASDAQ: NWBO) (NW Bio), a biotechnology company developing DCVax® personalized immune therapies for solid tumor cancers, announced an update about the Company’s Phase III clinical trial of DCVax®-L for Glioblastoma multiforme (GBM) brain cancer in conjunction with the Company’s separate announcement today about certain changes to the Phase III trial.  The update from the Company reported that the trial is progressing on track, and that 55 patients who were not eligible to enroll in the trial due to unusually rapid tumor recurrence were included in a compassionate use “Information Arm” and are showing encouraging survival times.

The Phase III trial is enrolling patients at over 50 trial sites in the US and a number of sites in the UK and Germany, and is progressing in accordance with industry norms.  The current trial plan involves enrollment of 312 total patients in the trial, and counting 110 “events” of tumor recurrence or patient deaths from among these 312 patients to determine whether the primary endpoint of the trial is met.  As announced separately today, the Company is modifying its trial plan so that it will enroll 348 total patients, and will count 248 “events” from among these 348 total patients to determine whether the primary endpoint of the trial is met.  So, the number of “events” counted in the statistical analysis will increase from 110 to 248, but the total enrollment in the trial will only increase from 312 to 348.

During 2011 and 2012, in addition to conducting the trial, the Company also treated 55 GBM patients with DCVax-L on a compassionate basis in an “Information Arm” outside of the Phase III trial.  These 55 patients received the same DCVax-L treatment regimen used in the trial, at medical centers participating in the trial.  The 55 patients were not eligible for the Phase III trial because they were either definitely or potentially “rapid progressors”: patients with such an aggressive form of GBM that their tumor was already re-growing during the 6 weeks of daily radiation to the brain and daily chemotherapy which followed the surgical removal of their original tumor as part of the current standard of care.

“Rapid progressors” are usually excluded or segregated in studies and analyses because their disease is so accelerated that it is not comparable to regular GBM patients.  Regular GBM patients survive for a median of about 14.6 months with current standard of care.  “Rapid progressors” have a much shorter life expectancy, in the range of 7 to 10 months, and generally are not expected to respond much to any treatments.

Although the “Information Arm” data were not part of the Phase III trial and were not blinded, the Company did not receive this data until recently, in connection with the changes to the Phase III trial that were also announced today and certain regulatory submissions.

The data received by the Company include the survival to date for all 55 patients in the “Information Arm” and data relating to the progression of their cancer for 43 of the 55 patients.  According to initial analyses, the median Overall Survival for all 55 patients is 18 months;  the median Overall Survival for the 43 patients is a little over 19 months.  The Company is in the process of further analyses of the data on these patients.

In light of the extremely poor prognosis and short survival time of “rapid progressor” patients with standard of care today, the median Overall Survival observed in these patients who received treatment with DCVax-L in the “Information Arm” is unexpected and encouraging.

About Northwest Biotherapeutics

Northwest Biotherapeutics is a biotechnology company focused on developing immunotherapy products to treat cancers more effectively than current treatments, without toxicities of the kind associated with chemotherapies, and on a cost-effective basis, in both the United States and Europe.  The Company has a broad platform technology for DCVax® dendritic cell-based vaccines.  The Company’s lead program is a 348-patient Phase III trial in newly diagnosed Glioblastoma multiforme (GBM).  GBM is the most aggressive and lethal form of brain cancer, and is an “orphan disease.”  The Company is under way with a 60-patient Phase I/II trial with DCVax-Direct for all inoperable solid tumors cancers, and has completed enrollment in the Phase I portion of the trial.  The Company previously received clearance from the FDA for a 612-patient Phase III trial in prostate cancer.  The Company conducted a Phase I/II trial with DCVax for metastatic ovarian cancer together with the University of Pennsylvania.  In Germany, the Company recently received approval of a 5-year Hospital Exemption for treatment of glioma (brain cancer) patients outside the clinical trial.

Disclaimer

Statements made in this news release that are not historical facts, including statements concerning future treatment of patients using DCVax and future clinical trials, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Words such as “expect,” “believe,” “intend,” “design,” “plan,” “continue,” “may,” “will,” “anticipate,” and similar expressions are intended to identify forward-looking statements.  Actual results may differ materially from those projected in any forward-looking statement.  Specifically, there are a number of important factors that could cause actual results to differ materially from those anticipated, such as risks related to the early reported results of clinical trials and other studies, risks related to the Company’s ability to enroll patients in its clinical trials and complete the trials on a timely basis, uncertainties about the clinical trials process, uncertainties about the timely performance of third parties, risks related to whether the Company’s products will demonstrate safety and efficacy, risks related to the Company’s ongoing ability to raise additional capital, risks related to the Company’s and Cognate’s abilities to carry out the intended manufacturing expansions, risks related to the Company’s ability to carry out the Hospital Exemption program and risks related to possible reimbursement and pricing.  Additional information on these and other factors, including Risk Factors, which could affect the Company’s results, is included in its Securities and Exchange Commission (“SEC”) filings.  Finally, there may be other factors not mentioned above or included in the Company’s SEC filings that may cause actual results to differ materially from those projected in any forward-looking statement.  You should not place undue reliance on any forward-looking statements.  The Company assumes no obligation to update any forward-looking statements as a result of new information, future events or developments, except as required by securities laws.

CONTACTS

Les Goldman
202-841-7909
lgoldman@nwbio.com

Farrell Kramer (Media)

212-710-9685
Farrell.kramer@mbsvalue.com